Exhibit 10.16

iMEDIA BRANDS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY
Effective: June 13, 2019
Director annual retainer: Annual retainer, payable in cash, of $65,000 per director except for the chairperson who shall receive $130,000 and the vice chairperson who shall receive $105,000. The chairperson and the vice chairperson shall receive no additional retainers for serving on committees of the board.
Committee chair annual retainer: Annual retainers, payable in cash, of:

Audit Committee:	$ 20,000
Human Resources & Compensation Committee:	15,000
Finance Committee:	20,000
Corporate Governance and Nominating Committee:	12,000
Committee member annual retainer: Annual retainers, payable in cash, of:

Audit Committee:	$ 10,000
Human Resources & Compensation Committee:	--
Finance Committee:	10,000
Corporate Governance and Nominating Committee:	--
Annual restricted stock unit grants:

•
To acquire up to $65,000 of restricted stock units, calculated by dividing $65,000 by the closing sale price for a share of the Company’s common stock on the Nasdaq Stock Market on the date of the Company’s annual meeting of stockholders

•	Granted to directors who are elected to the board at the annual meeting of stockholders

•	Vest on the earlier of (a) the date preceding the subsequent annual meeting of the Company’s shareholders or (b) the first anniversary of the date of the grant.
Reimbursement of expenses: The Company shall reimburse directors for reasonable expenses incurred in connection with attending board and committee meetings.
Additional provisions:

•	All cash retainers are paid quarterly in arrears and are subject to pro rata adjustment if an individual does not serve a complete fiscal quarter

•
All equity awards are pro rated for directors who are appointed or elected to the board subsequent to the Company’s annual meeting of shareholders. In such event, the equity awards shall be granted on the first occurrence of the second trading date following the Company’s earnings release for a completed fiscal quarter following the appointment or election of such director (the “Grant Date”) based on the closing sale price for a share of the Company’s common stock on the Nasdaq Stock Market on the Grant Date

Stock Ownership Guidelines: Each non-employee directors is expected to hold four times his or her annual cash retainer and committee fees paid by the Company in the prior fiscal year, in Company stock, in accordance with the Company’s stock ownership guidelines.